Exhibit 10.1

LEASE AGREEMENT

            THIS LEASE AGREEMENT ("Lease" or "Lease Agreement") is made and entered into on February ___, 2009, but shall be effective as of February 11, 2009 (the "Effective Date"), by and between VENTURE METALS, LLC, a Florida limited liability company, with offices located at 3409 Camp Ground Road, Louisville, Kentucky 40211 ("Lessor") and INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation, with offices located at 7100 Grade Lane, Louisville, Kentucky 40213 ("Lessee").

            This Lease and the attachments hereto constitute the entire agreement of the parties with respect to the leasing of the Fixed Assets (as defined below) and the other subject matter of this Lease.  This Lease supersedes all prior written and/or oral understandings or agreements with respect to the subject matter hereof, and no change, modification, addition, or termination of this Lease shall be enforceable unless in writing and signed by Lessor and Lessee.

            In consideration of the mutual covenants hereinafter contained, the parties hereby agree as follows:

1.                  LEASE OF FIXED ASSETS.  Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, subject to the terms of this Lease Agreement, the fixed assets (collectively, the "Fixed Assets", any one item of which may be referred to individually as a "Fixed Asset") described on Schedule A attached hereto and made a part hereof.

2.                  RENTALS/LEASE TERM.  Lessee agrees to pay Lessor rent (the "Rent") for the Fixed Assets leased under this Lease in the amount of $15,000.00 per month beginning on March 1, 2009 (the "Scheduled Lease Commencement Date") and continuing through and including February 28, 2011 (the "Scheduled Lease Expiration Date").  The period from and including the Scheduled Lease Commencement Date through and including the Scheduled Lease Expiration Date is referred to in this Lease as the "Scheduled Lease Term".  Unless terminated by Lessee thirty (30) days prior to the Scheduled Lease Expiration Date, or the expiration date of an subsequent Renewal Period, by written notice to Lessor, this Lease shall automatically renew for a period of twelve (12) months (each such twelve (12) month period a "Renewal Term"; and together with the Scheduled Lease Term, the "Lease Term") at the same Rent stated above.  All Rent shall be payable to Lessor at Lessor's mailing address set forth in the opening Paragraph to this Lease, or to such other person or at such other place as Lessor may from time to time reasonably designate in writing.  If the Effective Date occurs prior to the Scheduled Lease Commencement Date, Lessor shall be entitled to Rent in an amount equal to $15,000.00 divided by thirty (30) and multiplied by the number of days from the Effective Date to the Scheduled Lease Commencement Date, payable on the Effective Date.

3.                  LATE CHARGES.  If Lessee fails to pay any Rent or other amount required to be paid by Lessee to Lessor (unless such other amount is being reasonably disputed by Lessee), within ten (10) days after the due date thereof, Lessee shall (in addition to all other amounts due Lessor) pay Lessor interest in the amount of the lesser of the maximum amount allowed by law or one and one-half percent (1.5%) per month on such unpaid amounts until paid.

4.                  NO WARRANTIES; LESSEE'S OBLIGATIONS.  Lessee acknowledges that: Lessor is not the manufacturer of the Fixed Assets nor the manufacturer's agent nor a dealer therein; Lessee is satisfied that the Fixed Assets are suitable and fit for their purposes; Lessor has not made and does not make any warranty or representation whatsoever, either express or implied, as to the fitness, condition, merchantability, design or operation of the Fixed Assets, their fitness for any particular purpose, the quality or capacity of the materials in the Fixed Assets or workmanship in the Fixed Assets; Lessor shall not be liable to Lessee and Lessee hereby waives any claim it may have against Lessor for any loss, damage (consequential or otherwise) or expense caused directly or indirectly by the Fixed Assets leased hereunder.  Lessor hereby assigns to Lessee for the duration of this Lease all warranties received by Lessor with respect to the Fixed Assets, to the extent assignable, and Lessor shall have no obligation whatsoever to make any claim on such warranty.

5.                  LOCATION.  The Fixed Assets at all times shall be located at 3409 Camp Ground Road, Louisville, Kentucky 40211, unless Lessee has notified Lessor in writing of a change of location for each Fixed Asset.

6.                  USE; MAINTENANCE.  Lessee, at its own expense, will cause the Fixed Assets to be used and maintained in accordance with applicable law (including laws and regulations relating to the protection of the environment) and to be maintained in good operating condition and, ordinary wear and tear excepted, otherwise in as good of condition as when delivered under the Lease, all in accordance with customary industry standards and the terms of all contracts (including, without limitation, service contracts and insurance policies) applicable thereto, and any requirements of the manufacturer relating to the maintenance, operation, and preservation of warranties of such Fixed Assets, and in any event in accordance with standards equivalent to those applied by the Lessee or any of its affiliates to similar fixed assets owned or leased by it.

7.                  RISK OF LOSS; GENERAL INDEMNITY.  Lessee hereby assumes the risk of bodily injury or death, and of damage to property, including the Fixed Assets, and the loss of such property, from whatsoever cause during the Lease Term.  Lessee shall indemnify and hold Lessor harmless from and against any and all claims, losses, liabilities (including patent infringement, negligence, tort and strict liability), damages, judgments, suits, and all legal proceedings, and any and all costs and expenses in connection therewith (including  reasonable attorneys' fees) arising out of or in any manner connected with the manufacture, sale, purchase, financing, ownership, delivery, rejection, non-delivery, possession, use, transportation, storage, condition, operation, maintenance, repair, return or other disposition of the Fixed Assets or with this Lease, including, without limitation, claims for injury to or death of persons, for damage to property, for violation of any law, rule or regulation of any public authority, and for environmental damage and clean-up.  Lessee shall give Lessor prompt notice of any such claim or liability.  The provisions of this Paragraph shall survive the expiration or termination of this Lease.  Lessee agrees that upon written notice by Lessor of the assertion of any claim, action, damage, obligation, liability, or lien, Lessee shall, at Lessor's written request, assume the full responsibility for the defense thereof.  The general indemnity will exclude claims that are attributed to the gross negligence or willful misconduct of the Lessor and their respective affiliates, successors, permitted assigns, directors, shareholders, agents and employees.

8.                  ALTERATIONS/REPAIRS.  Lessee will have the right to make any modifications, alterations or improvements to the Fixed Assets provided they do not materially decrease the fair market value, utility or remaining useful life of the Fixed Assets during the Lease Term.

9.                  TAXES.  Lessee shall pay when due and be responsible for all charges, taxes and fees which may now or hereafter be imposed or levied by any governmental body or agency required to be paid or collected by Lessor on or relating to the Fixed Assets leased hereunder and the sale, purchase, rental, operation, maintenance or use thereof (excluding any taxes on or measured by the net income of Lessor) together with any penalties or interest applicable thereto, whether the same be payable by or assessed to Lessor or Lessee.

10.              INSURANCE.  Lessee shall at its own expense acquire and maintain, during the term hereof, with insurers of recognized responsibility, in such form and under such policies as are customary to the Fixed Assets, both:  all risk property insurance, naming Lessor as additional loss payee, in amounts and under coverages to provide for rebuilding, repairing or replacing the Fixed Assets in the event of any damage, destruction, loss or theft of the Fixed Assets (the "Replacement Cost").  The property insurance may provide for Lessee self insurance or deductibles not to exceed $5,000; and comprehensive public liability insurance including coverage for any bodily injury, death, or property damage which may be caused by or related to the Fixed Assets or their operation, in an amount not less than $1 million per occurrence.  Such insurance shall name Lessor as an additional insured.

Lessee shall furnish to Lessor a certificate of insurance indicating that such insurance coverages are in effect at Lessor's request and shall indicate that such insurance cannot be canceled or altered without at least thirty (30) days prior written notice to Lessor.  If Lessee fails to pay insurance required to be provided by Lessee under this Lease, Lessor may, but is not obligated to provide such insurance.  Lessee shall, upon demand, reimburse Lessor for reasonable costs, fees, or expenses incurred in providing such insurance.

11.              CASUALTY OCCURRENCE.

(a)                For purposes of this Lease, a "Casualty Occurrence" shall mean any Fixed Asset is destroyed, irreparably damaged, lost, stolen, unaccounted for, or taken or requisitioned by condemnation or otherwise during the term of this Lease.

(b)               In the event that any Fixed Asset shall suffer a Casualty Occurrence, then, within sixty (60) days of the Casualty Occurrence, Lessee shall replace such Fixed Asset at Lessee's own cost and expense as provided in Paragraph 11(c) hereof.

(c)                Any replacement item shall be free and clear of all liens, encumbrances and rights of others and shall be in as good condition, and shall have a value and utility reasonably determined by the Lessor to be at least equal to the replaced Fixed Asset, as if such Fixed Asset were in the condition and repair required to be maintained by the terms hereof.  All replacement items shall become the property of the Lessor and shall immediately become subject to this Lease, and shall be deemed part of the Fixed Assets for all purposes hereof, to the same extent as the property originally comprising the Fixed Assets; whereupon such replaced Fixed Asset shall no longer be deemed part of the Fixed Assets leased hereunder, and Lessor will transfer to Lessee, without recourse or warranty, all of Lessor's right, title and interest, if any, therein and any insurance or condemnation proceeds payable with respect thereto and assign to Lessee any claim Lessor has for damages with respect to such Fixed Assets.  In the event that Lessee elects to replace such Fixed Asset, Lessee's obligation to pay Rent as set forth in this Lease shall remain unchanged.  Lessee further agrees to execute such documents as are reasonably deemed necessary by the Lessor to include such replacement items in this Lease.

12.              EVENTS OF DEFAULT.  The following shall constitute Events of Default:

(a)                Lessee shall fail to pay all or any part of Rent or any other payment within thirty (30) days of when due and payable; or

(b)               Lessee shall fail to perform or shall breach any of the other covenants herein and shall continue to fail to observe or perform the same for a period of thirty (30) days after receipt of written notice thereof from Lessor; or

(c)                Without Lessor's consent, Lessee removes, sells, transfers, assigns, parts with possession, or sublets any Fixed Asset except as provided for herein; or

(d)               Lessee creates, incurs, or suffers to exist any mortgage, lien, or other encumbrance or attachment of any kind whatsoever upon or affecting the Fixed Assets or this Lease or any of Lessor's interests thereunder and such encumbrance is not released within ninety (90) days of actual knowledge of responsible officer of Lessee; or

(e)                Lessee becomes insolvent, makes an assignment for the benefit of creditors, ceases or suspends its business, admits in writing its inability to pay its debts as they mature; or bankruptcy, reorganization or other proceedings for the relief of debtors or benefit of creditors shall be instituted by or against Lessee; or

(f)                Any material representation or warranty made by Lessee herein or in any document or certificate furnished to Lessor in connection with this Lease proves to be incorrect in any material respect and continues uncorrected for a period of thirty (30) days after receipt of written notice from Lessor; or

(g)               The dissolution, merger, or reorganization of Lessee that causes the net worth of Lessee to decline by more than fifty (50) percent from the time immediately prior to the dissolution, merger, or reorganization date.

13.              REMEDIES UPON DEFAULT.  Upon the occurrence of any Event of Default and the Event of Default is continuing, Lessor may do any one or more of the following with or without terminating this Lease:

(a)                Declare the entire amount of Rent and other charges due and to become due hereunder for the entire Lease Term immediately due and payable;

(b)               Take immediate possession of any and all Fixed Assets without notice;

(c)                Sell or lease any Fixed Assets or otherwise dispose, hold, or use such Fixed Assets at Lessor's sole discretion;

(d)               Demand payment of all reasonable costs incurred by Lessor in the course of correcting any default;

(e)                Upon notice to Lessee, terminate this Lease;

(f)                Exercise any other right or remedy available to Lessor under the Uniform Commercial Code or any other applicable law.  If this Lease is deemed at any time to be one intended as security, Lessee agrees that the Fixed Assets shall secure all indebtedness owing by Lessee to Lessor under this Lease.

14.              ASSIGNMENT AND SUBLEASE.

(a)                LESSEE MAY SUBLEASE THE FIXED ASSETS TO AN AFFILIATE, SUBSIDIARY OR DIVISION OF LESSEE WITHOUT LESSOR'S CONSENT PROVIDED THAT THE LESSEE SHALL REMAIN PRIMARILY LIABLE FOR THE LEASE.  THE SUBLEASE SHALL BE SUBJECT AND SUBORDINATE TO THE LEASE AND THE SUBLEASE TERM SHALL NOT EXCEED THE LEASE TERM HEREUNDER.

(b)               LESSEE MAY, WITH THE LESSOR'S CONSENT (SUCH LESSOR CONSENT NOT TO BE UNREASONABLY WITHHELD) SUBLEASE OR ASSIGN THE FIXED ASSETS TO AN UNRELATED THIRD PARTY.

(c)                Lessor shall not have the right, without Lessee's consent, to assign or create a security interest in this Lease, or assign any of its rights or interests in this Lease, or in the Fixed Assets.  Any assignee of Lessor shall have all the rights and obligations of Lessor under the Lease from and after the effective date of such assignment.  Lessor acknowledges and agrees that any assignment or transfer by Lessor shall not a) materially change Lessee's rights or obligations under this Lease, b) materially increase the administrative burdens or risks imposed on Lessee, or c) cause Lessee to incur any out -of-pocket fees or expenses (including those of Lessee's Counsel).

15.              OWNERSHIP.  Title to the Fixed Assets shall remain with Lessor at all times and Lessee shall have no right, title, or interest therein except as expressly set forth in this Lease.

16.              RETURN OF FIXED ASSETS.  In the event that Lessee does not exercise any purchase or renewal option provided in this Lease, at the expiration of the Lease Term or other termination of this Lease, Lessee shall, at its own expense, deliver the Fixed Assets to a location designated by Lessor that will not exceed 50 miles from the Fixed Assets' last location.  The Fixed Assets shall be delivered by Lessee to Lessor in the same condition as it was when delivered to Lessee, normal wear and tear excepted.  Lessor and Lessee agree that, notwithstanding terms contained in the Lease to the contrary, the Lease Term shall not expire until the Fixed Assets are returned to Lessor as provided in this Paragraph.

17.              LESSEE'S OPTIONS.

                        (a)        So long as no Event of Default has occurred and is continuing, Lessee shall have the option at any time during the Lease Term, and upon five (5) days written notice to Lessor, to (i) purchase all, but not less than all, the Fixed Assets (the "Purchase Option") for $1,498,884.66 (the "Gross Purchase Price") less the aggregate amount of all Rent paid through and including the date Lessee delivers notice to Lessor of its election to exercise the Purchase Option, or (ii) terminate this Lease with no further Rent obligation owed from Lessee to Lessor.

                        (b)        At such time as the aggregate amount of all Rent paid under this Lease equals or exceeds the Gross Purchase Price, Lessor shall transfer to Lessee, without recourse or warranty, all of Lessor's right, title and interest in the Fixed Assets.

                        (c)        In the event Lessee acquires right, title and interest in the Fixed Assets, whether through the mechanisms described in Paragraphs 17(a) and (b) above or otherwise, Lessor shall execute any and all documents requested by Lessee to evidence transfer of the Fixed Assets to Lessee, including, without limitation, bills of sale.

18.              NOTICES.

(a)                All notices or communications under this Lease shall be in writing, shall be delivered or mailed to the parties at the addresses set out for them in this Lease, and any notice so addressed and mailed by registered mail or hand delivered and left with a responsible person shall be deemed to have been given when so mailed or delivered.

(b)               Lessor and Lessee may in writing at any time, and from time to time, change the address to which notice shall be delivered or mailed.

19.              REPRESENTATIONS AND WARRANTIES.  Each party to this Lease represents and warrants that: (i) it is duly qualified to do business wherever necessary to carry on its present business and operations; (ii) it has full power, authority and legal right to enter into and perform this Lease and the execution, delivery and performance of such documents have been duly authorized, do not require the approval of any governmental body, will not violate any judgment, order, law or regulation applicable to it or any provision of its certificate of incorporation or bylaws, if any, or constitute a default under, or result in the creation of any lien, charge, encumbrance or security interest upon any its assets under any agreement or instrument to which it is a party or by which it or its assets may be bound or affected; (iii) this Lease and all schedules and attachments shall have been duly entered into, delivered and shall constitute, legal, valid and binding obligations, enforceable in accordance with their terms when executed by Lessor and Lessee.

20.              ENFORCEABILITY/CAPTIONS.

(a)                If any part, term, or provision of this Lease is held by any court to be unenforceable or prohibited by law, the rights and obligations of the parties shall be construed and enforced with that part, term, or provision limited so as to make it enforceable to the greatest extent allowed by law, or if it is totally unenforceable, as if this Lease did not contain that particular part, term, or provision.

(b)               The headings in this Lease have been included for ease of reference only and shall not be considered in the construction or interpretation of this Lease.

(c)                This Lease shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

(d)               This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

(e)                This Lease shall inure to the benefit of Lessor, its successors, and assigns, and all obligations of Lessee shall bind its permitted successors and assigns.

21.              COVENANT OF QUIET ENJOYMENT.  The Lessor and its assigns, shall covenant with the Lessee that so long as the Lessee is not in default of its obligations under the Lease, neither the Lessor and its assigns, nor any person acting by or through them, shall take or refrain from taking any act causing interference with the Lessee's peaceful and quiet use and possession of the Fixed Assets under the Lease.

IN WITNESS WHERE, the parties have executed this Lease Agreement as of the day and year set forth above.

LESSOR:

VENTURE METALS, LLC, a Florida limited liability company

By:
Name:
Title:

LESSEE:

INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation

By:	/s/ Harry Kletter
Name:	Harry Kletter
Title:	Chief Executive Officer and President

SCHEDULE A

FIXED ASSETS

Fixed Assets Venture Metals LLC
As of December 31, 2008

Description	Asset Number	Location	Explanation

Equipment
Crane for Mississippi location	E 2003	MS	Crane
Crane	E 1003	KY	Equipment to move material
Crane #2 (includes freight in)	E 1005	KY	Equipment to move material
Crane - Liebherr Model A922	E 1018	KY	Equipment to move material
Loader	E 1004	KY	Equipment to move material
Scale	E 1010	KY	Scale to weigh material
Rad Comm System	E 1007	KY	Equipment to detect radiation
Mack Truck w/dumper	E 2004	MS	yard truck only - not used on road
Forklift	E 1013	KY	Equipment to move material
Bobcat	E 1012	KY	move product and sweep in yard
Mac Truck and roll off box	E 1006	KY	Equipment to move material
Forklift (used)	E 2006	MS	Equipment to move material
Raditation Detector Steel Frame	E 1014	KY	Steel frame on large scale
Broom structure	E 1016	KY	attachment for front of Bobcat
Scale	E 1011	KY	Scale to weigh material
Rad Comm System	E 2001	MS	Equipment to detect radiation
Rad Comm System	E 1001	KY	Equipment to detect radiation
Power Washer	E 1009	KY	Clean Equipment
Scale	E 2005	MS	yard scale for Mississippi/replace broken one
Scale	E 1002	KY	Scale to weigh material
Golf Cart	E 1008	KY	In yard transportation

Capital Leases
Forklift-8FGU32/New	CL 1003	KY	Equipment to move material
Forklift-7FGU30/New	CL 1001	KY	Equipment to move material
Forklift-6FGU30/Used	CL 1002	KY	Equipment to move material

Furniture & Fixtures
Metorex	FF 1004	KY	Equipment to id material
Metorex	FF 1003	KY	Equipment to id material
Thermo Niton Analyzer	FF 2002	MS	Equipment to id material
Thermo Niton Analyzer	FF 1019	KY	Equipment to id material
Steel Loading ramp	FF 2003	MS	to unload material
Security system for property	FF 1013	KY	Security cameras, video recorder
Security system upgrade	FF 1022	KY	additional cameras/monitor
computer software upgrade	FF 1011	KY	Quickbooks
Computer/Server	FF 1005	KY	Server, laptop comp
Computers (2)	FF 1001	KY	computer, monitor, printer
2 Fireproof file cabinets	FF 1023	KY	storage of confidential information
Office Furniture	FF 1007	KY	Desks, misc office furniture
Telephone system	FF 1017	KY	system for new office
Storage container	FF 1015	KY	outside storage
Security system for property	FF 1014	KY	additional cameras/video
Lockers for workers	FF 1024	KY	lockers for personal item storage
Computers	FF 1009	KY	laptop comp x2
Dining Table and Chairs	FF 1021	KY	marble dining table and chairs for kitchen area
Computer equipment	FF 1020	KY	laptop etc. for Steve Jones
Refrigerator	FF 1016	KY	Office refrigerator
Computers	FF 1002	KY	computer, monitor
Office Furniture	FF 1008	KY	Desks
Computers	FF 2001	MS	desktop computers
Computers	FF 1010	KY	desktop computers
Computer/Server	FF 1006	KY	Addl computer equip
Dell OptiPlex Computer	FF 1018	KY	desktop computer
Printer	FF 1012	KY	Printer

Leasehold Improvements
Storage fencing	LH 1021	KY	protective fencing in cutting/storage area
Asphalt	LH 1003	KY	increase square footage
Awning for building	LH 1024	KY	metal awning for rear of building
Asphalt	LH 1002	KY
Paving in yard	LH 1019	KY	additional paving in yard
Main building renovations	LH 1020	KY	numerous renovations to both floor levels
Fence	LH 1001	KY
Electrical installation	LH 1014	KY	supply power to rear storage, pump, gates
Concrete Blocks	LH 1005	KY
Chain link fence	LH 1017	KY	new fencing for 3511 Campground Rd
6' Wooden privacy fence	LH 1018	KY	3409 Campground - along entry way
4 Overhead doors	LH 1016	KY	wiring and replacement of 4 doors in warehouse
Gate for fence	LH 1015	KY	7' cantilever slide gate w/keyless entry pad
Office renovations	LH 1023	KY	additional roof work
Electrical upgrades	LH 1022	KY	electrical upgrades/renovations for office
Electrical installation	LH 1012	KY	additional wiring for warehouse/burning
Concrete Blocks	LH 1010	KY
Concrete Blocks	LH 1006	KY
Fence addition	LH 1004	KY
Concrete Blocks	LH 1013	KY	additional blocks plus freight
Deck	LH 1007	KY	wooden deck attached to building
Electrical installation	LH 1009	KY	additional wiring for warehouse
Concrete Blocks	LH 1008	KY	additional blocks
Concrete Blocks	LH 1011	KY